DAVID J. PAWLIUK, P. GEO

CONSENT OF CONSULTING GEOLOGIST

I hereby consent to the inclusion and reference of statements made by me in my report entitled “Technical Report for Dos Naciones Project” dated March 25, 2009 (the “Report”) in the registration statement on Form S-1 to be filed by Del Toro Silver Corp. with the United States Securities and Exchange Commission (the “Registration Statement”). I further consent to the inclusion of the geological information from the Report in the Registration Statement and consent to the reference to me under the heading “Experts and Counsel” in the Registration Statement.

Date: August 21, 2009

/s/ David J. Pawliuk
DAVID J. PAWLIUK, P. GEO